UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Arlington Asset Investment Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
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4.	Date Filed:

IMPORTANT VOTE OF ARLINGTON ASSET INVESTMENT CORP. SHAREHOLDERS

Dear Shareholder of Arlington Asset Investment Corp.:

The 2019 annual meeting of shareholders (the “Annual Meeting”) of Arlington Asset Investment Corp. (the “Company”) was held on June 10, 2019.  To provide for additional time to solicit shareholder votes to be cast for Proposal No. 4 (regarding the proposal to amend the Company’s Articles of Incorporation to restore customary REIT stock ownership limitations and make certain other administrative changes) found in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 25, 2019 (the “Proxy”), the Annual Meeting was adjourned with respect to Proposal No. 4 until June 20, 2019 at 10:00 a.m., Eastern Time, and scheduled to reconvene at that time at the Company’s headquarters, located at 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

To ensure your vote is received in time, please vote as soon as possible utilizing one of the voting methods described in the Proxy. The Company’s Board of Directors unanimously recommends that the Company’s shareholders vote “FOR” Proposal No. 4 as described in the Proxy.

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

If you have any questions regarding voting your shares, please contact our Investor Relations department in writing c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Investor Relations. Shareholders may also contact our Investor Relations department by telephone at (703) 373-0200 or by e-mail at ir@arlingtonasset.com.

We value you as an active Arlington shareholder. Thank you for your continued support.

Sincerely,

D. Scott Parish

Senior Vice President, Chief Administrative Officer and Corporate Secretary